UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

SYMMETRY MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-116038	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Market Street, Warsaw, Indiana 46580

(Address of Principal executive offices, including Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (c)          Appointment of Officer

On October 17, 2007, the Company announced that its Board of Directors (the “Board”) of Symmetry Medical Inc. (“Symmetry”) appointed John Hynes, age 47, as Symmetry’s Chief Operating Officer, Europe, effective November 1, 2007.   Prior to his appointment, from April 2004 until present Mr. Hynes was employed by Rolls-Royce PLC where he served as Supply Chain Director from January 2007 to present, Supply Chain Control Director from May 2006 to January 2007 and Logistics Director from April 2004 to March 2006.  Prior to Rolls-Royce, Mr. Hynes served as the General Manager of Land Rover Group Ltd. from May 1998 to April 2004.

In connection with Mr. Hynes’ appointment, the Company entered into an employment agreement with Mr. Hynes.  Pursuant to the employment agreement Mr. Hynes will receive an annual base salary of £120,000, subject to annual review.  In addition, at the discretion of the Company’s Compensation Committee, Mr. Hynes is eligible to receive a bonus of up to 50% of his base salary.  Mr. Hynes will also participate in the Company’s equity incentive plan.  The employment agreement is subject to a twelve months prior notice of termination.

Please see press release furnished as Exhibit 99.1.

(e)                                  Entry into Employment Agreement

As described above, on October 17, 2007, in connection with the appointment of John Hynes as the Company’s Chief Operating Officer, Europe, the Company entered into an employment agreement with Mr. Hynes.  The information disclosed above under Item 5.02(c) concerning the employment agreement is incorporated herein by reference.

Item 9.01.               Financial Statements and Exhibits

(d)           Exhibits

99.1                           “Symmetry Medical Appoints John Hynes Chief Operating Officer, Europe” Press Release issued by Symmetry Medical Inc. dated October 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

Date: October 23, 2007		/s/ Fred L. Hite
	Name:	Fred L. Hite
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	“Symmetry Medical Appoints John Hynes Chief Operating Officer, Europe” Press Release issued by Symmetry Medical Inc. dated October 17, 2007.